Exhibit 99.4
2004-2005
Results
and
Quarterly Presentation of
Financial Transactions
as at September 30, 2005

ISSN 0706-3164
Legal deposit
Bibliothèque nationale du Québec, 2005
Publication date: December 2005
Website: http://www.finances.gouv.qc.ca

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
2004-2005 Results and Quarterly Presentation of Financial Transactions as at September 30, 2005 1
Section 1
Fiscal year 2004-2005
Results of consolidated financial transactions
Section 2
Fiscal year 2005-2006
Forecasts of consolidated financial transactions
Appendix 1
Tables of 2004-2005 and 2005-2006
consolidated financial transactions
Appendix 2
Presentation of federal transfers
using accrual accounting

1	The accounting practices are described in the Québec government’s consolidated financial statements.

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
Section 1
Fiscal year 2004-2005
Results of consolidated financial transactions

Results of consolidated financial transactions for 2004-2005	5

Budgetary transactions of the Consolidated Revenue Fund	6

Net results of consolidated organizations	7

Consolidated non-budgetary transactions	7

Consolidated financing transactions	7

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
Results of consolidated financial transactions for 2004-2005
The actual results for 2004-2005 show a budgetary surplus of $9 million before a provision of $673 million for pay equity. Including this provision, the budgetary deficit amounts to $664 million.
Taking this deficit into account, the accumulated surplus according to the Balanced Budget Act, which stood at $819 million as at March 31, 2004, amounts to $155 million as at March 31, 2005.
TABLE 1
GOUVERNEMENT DU QUÉBEC
SUMMARY OF 2004-2005 CONSOLIDATED FINANCIAL TRANSACTIONS1
(millions of dollars)

	April 21, 2005	Actual
	Budget	results	Change

Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	44 161	44 381	220
Federal transfers	9 228	9 229	1

Total revenue	53 389	53 610	221

Program spending before provision for pay equity	- 46 742	- 46 983	- 241
Debt service	- 6 868	- 6 853	15

Total expenditure	- 53 610	- 53 836	- 226

Net results of consolidated organizations	221	235	14

Budget balance before provision for pay equity	0	9	9

Provision for pay equity (covering the period 2001-2002 to 2004-2005)	—	- 673	- 673

Budget balance including provision for pay equity	0	- 664	- 664

Non-budgetary transactions
Investments, loans and advances	- 1 075	- 979	96
Capital expenditures	- 919	- 1 083	- 164
Retirement plans	2 174	2 134	- 40
Other accounts	- 592	174	766

Non-budgetary requirements	- 412	246	658

Net financial requirements	- 412	- 418	- 6

Financing transactions
Change in cash position	- 813	- 831	- 18
Change in direct debt	5 359	5 378	19
Retirement plans sinking fund	- 4 134	- 4 129	5

Total financing of transactions	412	418	6

1	According to the budgetary and financial structure in effect for fiscal year 2005-2006.

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
Budgetary transactions of the Consolidated Revenue Fund
Revenues of the Consolidated Revenue Fund are adjusted upwards by $221 million compared with the preliminary results published with the Budget Speech last April. Expenditures are increased by $226 million.
Revenues
The increase in revenues results chiefly from three factors. First, additional revenues were collected from corporate income taxes because corporate profits were stronger than expected. In addition, royalties on natural resources are adjusted upwards. Lastly, revenues from government enterprises for 2004-2005 have been raised by $53 million, in particular because of higher earnings at Hydro-Québec and Loto-Québec.
TABLE 2
ITEMS CONTRIBUTING TO THE CHANGE IN REVENUE OF THE CONSOLIDATED REVENUE FUND FOR FISCAL YEAR 2004-2005
(millions of dollars)

Own-source revenue			220
- Excluding government enterprises		167
- Corporate taxes	76
- Natural resources	62
- Other	29

- Government enterprises		53

Federal transfers			1

Total change			221

Expenditure
The target set for program spending in the 2004-2005 Budget has been met, apart from two adjustments made on closing the financial statements for doubtful accounts at the ministère du Revenu and the pay equity issue.
Accordingly, the upward adjustment of $241 million to program spending as shown in Table 1 arises from an increase of $269 million in spending relating to the allowance for doubtful accounts. This increase is made necessary in view of the results of the last estimate carried out for this purpose by the ministère du Revenu when the financial statements were closed.
Moreover, the decision handed down by the Superior Court on January 9, 2004 established that the government, as an employer, was subject to the general regime of the Pay Equity Act. Under this legislation, the government and labour organizations must evaluate jobs in order to correct any pay disparities noted for predominantly female job categories, as of November 21, 2001. The provision of $673 million, covering the period from November 21, 2001 to March 31, 2005, corresponds to the best estimate to date of the cost of pay equity, given the state

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
of progress of the ongoing work. Payments relating to pay equity can be charged against this provision once the parties have completed their work.
Net results of consolidated organizations
The net results of consolidated organizations have improved by $14 million compared with what was forecast in last April’s budget.
Consolidated non-budgetary transactions
Funding requirements for investments, loans and advances have been adjusted downward by $96 million, chiefly because of dispositions of investments by certain consolidated organizations.
Funding requirements for capital expenditures have been revised to $1 083 million, up $164 million. This change is attributable mainly to greater-than-expected investments in the road network and the extension of the Montréal metro to the city of Laval.
Funding requirements for other non-budgetary accounts are adjusted downward by $766 million. This decrease is mainly due to the provision for pay equity, which generated an account payable and therefore did not require an outflow of funds as at March 31, 2005. The other accounts include cash and bills on hand, outstanding cheques, accounts receivable and accounts payable.
On the whole, the adjustments to budgetary and non-budgetary transactions have produced an increase of $6 million in net financial requirements compared with the preliminary results of the April 21, 2005 Budget Speech.
Consolidated financing transactions
Turning to financing transactions, the actual results show an increase of $6 million compared with what was forecast in the April 21, 2005 Budget.

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
Section 2
Fiscal year 2005-2006
Forecasts of consolidated financial transactions

Forecasts of consolidated financial transactions for 2005-2006	9

Budgetary transactions of the Consolidated Revenue Fund	10

Net results of consolidated organizations	12

Consolidated non-budgetary transactions	12

Consolidated financing transactions	12

Budgetary results as at September 30, 2005	14

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
Forecasts of consolidated financial transactions for 2005-2006
The objective of a balanced budget for fiscal year 2005-2006, as set in the April 21, 2005 Budget, is maintained. The upward adjustment to federal transfer revenues and net results of consolidated organizations offsets the almost equivalent increase in the amount of program spending.
It should be noted that the adjusted forecasts reflect the government’s decision to act on the recommendation of the Auditor General of Québec to adopt accrual accounting for federal transfers. Previously, these revenues were shown according to the cash accounting method. The change to this accounting practice is the main reason for the upward revision of $204 million in federal transfers.
TABLE 3
GOUVERNEMENT DU QUÉBEC
SUMMARY OF 2005-2006 CONSOLIDATED FINANCIAL TRANSACTIONS
(millions of dollars)

	April 21, 2005	Revised
	Budget	forecasts	Change

Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	45 528	45 521	- 7
Federal transfers	9 607	9 811	204

Total revenue	55 135	55 332	197

Program spending	- 48 407	- 48 765	- 358
Debt service	- 6 995	- 6 947	48

Total expenditure	- 55 402	- 55 712	- 310

Net results of consolidated organizations	267	380	113

Budget balance	0	0	0

Non-budgetary transactions
Investments, loans and advances	- 1 517	- 1 341	176
Capital expenditures	- 1 242	- 1 242	—
Retirement plans	2 016	2 016	—
Other accounts	309	266	- 43

Non-budgetary requirements	- 434	- 301	133

Net financial requirements	- 434	- 301	133

Financing transactions
Change in cash position	2 661	2 528	- 133
Change in direct debt	- 1 072	428	1 500
Retirement plans sinking fund	- 1 155	- 2 655	- 1 500

Total financing of transactions	434	301	- 133

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
Budgetary transactions of the Consolidated Revenue Fund
The revenue forecast for the Consolidated Revenue Fund for 2005-2006 is adjusted to $55 332 million. Expenditure is adjusted to $55 712 million.
Changes in Québec’s economy since the 2005-2006 Budget
Québec’s economy has stood up well to the pressure caused by the rise in the price of energy and the strength of the Canadian dollar. Accordingly, little adjustment is required to economic growth compared to the forecasts of the 2005-2006 Budget. Last April, the ministère des Finances expected economic growth of 2.4% in 2005 and 2.6% in 2006. The adjusted data indicate that the economy will grow by 2.2% in 2005 and that, for 2006, growth should amount to 2.4%.
This good performance of Québec’s economy, in a difficult international context, is largely attributable to the continued high level of confidence of consumers who, encouraged by the stimulus of tax cuts, lower prices of many imported goods and attractive credit conditions, increased their spending faster than expected.
Turning to the external sector, the export recovery that began in 2004 has continued. However, the significant rise in the Canadian dollar continued to favour purchases of foreign goods.
TABLE 4
CHANGE IN ECONOMIC OUTLOOK

	2005	2006

Real GDP (%)	2.2	2.4
- adjustment[1]	- 0.2	- 0.2

Nominal GDP (%)	4.4	4.0
- adjustment[1]	- 0.2	0.2

Price of a barrel of crude oil (US$)	58.4	62.8
- adjustment[1]	12.7	21.8

Canadian dollar (US cents)	82.0	84.6
- adjustment[1]	1.0	7.3

1	Compared to the 2005-2006 Budget.

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
Revenue
The forecasts of the April 21, 2005 Budget Speech set own-source revenue at $45 528 million and federal transfers at $9 607 million for fiscal year 2005-2006. Overall, revenue of the Consolidated Revenue Fund is adjusted upward by $197 million. Accordingly, own-source revenue is adjusted slightly downward by $7 million, while federal transfers are revised upward by $204 million.
TABLE 5
ITEMS CONTRIBUTING TO THE CHANGE IN REVENUE OF THE CONSOLIDATED REVENUE FUND FOR FISCAL YEAR 2005-2006
(millions of dollars)

Own-source revenue			- 7
- Excluding government enterprises		169
- Personal income tax	75
- Health Services Fund	50
- Corporate taxes	125
- Consumption taxes	- 81

- Government enterprises		- 176

Federal transfers			204

Total change			197

The revenue forecasts for personal income tax and contributions to the Health Services Fund are raised by $75 million and $50 million respectively. These adjustments arise from stronger-than-expected growth in wages and salaries.
The upward adjustment of $125 million to corporate taxes results mainly from tax payable in 2004 that was greater than expected, generating in particular an increase in tax instalments payable in 2005-2006.
Revenue from consumption taxes is $81 million below what was anticipated at the time of the 2005-2006 Budget. This decline mainly reflects revenue that was less than forecast regarding the tobacco tax, because of the significant decline in volumes taxed. However, these losses are partially offset by an upward adjustment to sales tax revenue stemming from stronger-than-expected consumer spending.
Lastly, revenue of government enterprises is revised downward by $176 million mainly because the gain of $133 million realized by Investissement Québec for the shares it has held since December 2003 in Québec Cartier Mining Company must be recorded in the net results of consolidated organizations. In the last budget, it will be recalled that an amount had already been anticipated under asset sales in revenue of government enterprises.
Federal transfers are adjusted upward by $204 million compared to the amount forecast in last April’s Budget. As indicated above, this increase results chiefly

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
from moving from cash accounting to accrual accounting. Appendix 2 provides a detailed explanation of the change made to the accounting for transfer revenues from the federal government.
Expenditure
The forecast set in the last budget of $48 407 million for program spending is adjusted upward to $48 765 million, an increase of $358 million. Accordingly, the expenditure relating to the allowance for doubtful accounts of the ministère du Revenu is raised by $258 million. This increase reflects the recurrence of the adjustment made to this allowance at the close of fiscal year 2004-2005.
Moreover, while the overruns identified in the monitoring of program spending in the fall are in the process of being absorbed, an additional expenditure of $100 million is expected under the public sector retirement plans. This amount reflects the impact of the new estimate of the value of the government actuarial obligations carried out in recent months. This new estimate also produces an increase of $90 million in interest under the retirement plans, bringing the increase in the cost of the retirement plans arising from this new estimate to close to $200 million.
Despite the increase in interest under the retirement plans, forecast service on the total debt is adjusted downward by $48 million. This adjustment reflects the better-than-expected performance of the Canadian dollar compared to the various currencies that make up the debt.
Net results of consolidated organizations
The upward adjustment of $113 million to net results of consolidated organizations is attributable mainly to the gain of $133 million realized by Investissement Québec on the sale of its investment in Québec Cartier Mining Company.
Consolidated non-budgetary transactions
Forecast non-budgetary requirements have been adjusted downward by $133 million. This change stems from a reduction of $176 million in requirements for funds for investments, loans and advances, resulting from the downward revision of an equivalent amount to revenues of enterprises, partially offset by a decline of $43 million in sources of funds of other non-budgetary accounts.
Consolidated financing transactions
With respect to financing transactions, the forecast is adjusted downward by $133 million compared to the last budget further to an equivalent reduction in the change in cash position.

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
The upward revision to the change in direct debt is attributable to new borrowings that are higher than forecast. These borrowings were used to make deposits during the fiscal year of $1 500 million to the Retirement Plans Sinking Fund that were initially stipulated for 2006-2007.

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
Budgetary results as at September 30, 2005
Consolidated Revenue Fund revenue
Own-source revenue is up 3.8% for the first six months of 2005-2006 compared with the corresponding period in 2004-2005, as opposed to an increase of 2.6% forecast for the year as a whole. This divergence is attributable to the coming impact of fiscal measures on corporate taxes whose effect will be to reduce tax revenues during the second half of 2005-2006. It also stems from non-recurring increases in the earnings of certain government enterprises, in particular Hydro-Québec which enjoyed favourable export market conditions due to the warm temperatures registered in the summer in neighbouring markets.
Moreover, accrual accounting for federal transfers has been adopted on a forward-looking basis. For that reason, it is not possible to compare the growth rate of federal transfers after six months in 2005-2006 in relation to the same period in 2004-2005.
Consolidated Revenue Fund expenditure
Turning to program spending, the results recorded as at September 30, 2005 show an increase of 2.0% compared to the first six months of 2004-2005, i.e. a growth rate below the rate of 3.6% forecast on an annual basis excluding the increase in spending concerning the retirement plans. This difference is attributable chiefly to the fact that the program spending objective for 2005-2006 incorporates certain provisions that, in particular, will be used to fund the costs of pay equity from now to the end of the fiscal year.
TABLE 6
CHANGE IN PROGRAM SPENDING SINCE THE 2005-2006 BUDGET
(millions of dollars)

	2004-2005		2005-2006
Program spending objective in the 2005-2006 Budget	46 742		48 407
% change	3.2		3.6

Adjustments other than to the retirement plans	241		258

	46 983		48 665
% change	3.7		3.6
Impact of the new actuarial estimate relating to the retirement plans	—		100

Adjusted program spending	46 983	[1]	48 765
% change	3.7		3.8

1	Program spending before the provision for pay equity.

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
Debt service is adjusted downward by 0.6% in the first half of fiscal year 2005-2006 compared to the same period in 2004-2005, while an increase of 1.4% is expected for the year as a whole. This difference is attributable mainly to capital gains realized by the sinking fund for Québec government borrowings. The revenues of this fund are applied against debt service. These gains are essentially attributable to the decline in long-term interest rates early in the fiscal year. However, the rise in these rates since then will partially offset these gains by the end of the year.
Jean Houde
Deputy Minister of Finance

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
Appendix 1
Tables of 2004-2005 and 2005-2006
consolidated financial transactions

Summary of consolidated financial transactions	17

Consolidated Revenue Fund revenue	18

Consolidated Revenue Fund expenditure	19

Consolidated non-budgetary transactions	20

Consolidated financing transactions	21

New borrowings as at September 30, 2005	22

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
TABLE 1.1
GOUVERNEMENT DU QUÉBEC

SUMMARY OF CONSOLIDATED FINANCIAL TRANSACTIONS	(Unaudited results)
(millions of dollars)

	2004-2005	2005-2006			Results as at September 30
				Annual
	Actual	Budget	Revised	change			Change
	results [1]	Speech	forecasts	%	2004-2005	2005-2006%

Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	44 381	45 528	45 521	2,6	20 832	21 625	3,8
Federal transfers[2]	9 229	9 607	9 811	n. a.	3 129	4 779	n. a.

Total revenue	53 610	55 135	55 332	n. a.	23 961	26 404	n. a.

Program spending before provision for pay equity	- 46 983	- 48 407	- 48 765	3,8	- 23 991	- 24 479	2,0
Debt service	- 6 853	- 6 995	- 6 947	1,4	- 3 377	- 3 357	- 0,6

Total expenditure	- 53 836	- 55 402	- 55 712	3,5	- 27 368	- 27 836	1,7

Net results of consolidated organizations	235	267	380	61,7	117	258	—

Budget balance before provision for pay equity	9	0	0	n. a.	- 3 290	- 1 174	n. a.

Provision for pay equity (covering the period 2001-2002 to 2004-2005)	- 673	—	—	—	—	—	—

Budget balance including provision for pay equity	- 664	0	0	n. a.	- 3 290	- 1 174	n. a.

Non-budgetary transactions
Investments, loans and advances	- 979	- 1 517	- 1 341		- 1 159	- 1 047
Capital expenditures	- 1 083	- 1 242	- 1 242		- 353	- 485
Retirement plans	2 134	2 016	2 016		1 178	1 163
Other accounts	174	309	266		- 1 184	- 1 322

Non-budgetary requirements	246	- 434	- 301	—	- 1 518	- 1 691	11,4

Net financial requirements	- 418	- 434	- 301	- 28,0	- 4 808	- 2 865	- 40,4

Financing transactions
Change in cash position	- 831	2 661	2 528		3 242	1 391
Change in direct debt	5 378	- 1 072	428		2 647	2 052
Retirement plans sinking fund	- 4 129	- 1 155	- 2 655		- 1 081	- 578

Total financing of transactions	418	434	301	- 28,0	4 808	2 865	- 40,4

Note:	A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.

1	The actual results for 2004-2005 include a provision of $673 million for pay equity.

2	Accrual accounting has been implemented for federal transfers on a forward-looking basis. For this reason, it is impossible to compare the growth rate of federal transfers after one half of 2005-2006 with the same period in 2004-2005.

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
TABLE 1.2
GOUVERNEMENT DU QUÉBEC

CONSOLIDATED REVENUE FUND REVENUE (millions of dollars)	(Unaudited results)

	2004-2005	2005-2006			Results as at September 30
				Annual
	Actual	Budget	Revised	change			Change
Revenue by source	results	Speech	forecasts	%	2004-2005	2005-2006%

Own-source revenue
Income and property taxes
Personal income tax	16 324	16 691	16 766	2,7	7 856	7 696	- 2,0
Contributions to Health Services Fund	4 874	5 031	5 081	4,2	2 412	2 533	5,0
Corporate taxes	4 253	4 302	4 427	4,1	1 671	2 008	20,2

	25 451	26 024	26 274	3,2	11 939	12 237	2,5

Consumption taxes
Retail sales	9 241	9 715	9 745	5,5	4 556	4 912	7,8
Fuel	1 711	1 715	1 705	- 0,4	802	844	5,2
Tobacco	901	912	811	- 10,0	502	442	- 12,0
Alcoholic beverages[1]	403	419	419	4,0	201	206	2,5

	12 256	12 761	12 680	3,5	6 061	6 404	5,7

Duties and permits
Motor vehicles	713	737	737	3,4	295	309	4,7
Natural resources	238	126	126	- 47,1	86	80	- 7,0
Other[1]	209	201	201	- 3,8	90	102	13,3

	1 160	1 064	1 064	- 8,3	471	491	4,2

Miscellaneous
Sales of goods and services	371	397	397	7,0	104	114	9,6
Interest	355	390	390	9,9	216	256	18,5
Fines, forfeitures and recoveries	442	439	439	- 0,7	221	248	12,2

	1 168	1 226	1 226	5,0	541	618	14,2

Revenue from government enterprises
Société des alcools du Québec	546	682	667	22,2	276	308	11,6
Loto-Québec	1 511	1 536	1 536	1,7	774	778	0,5
Hydro-Québec	2 405	2 125	2 125	- 11,6	709	793	11,8
Other	- 116	110	- 51	- 56,0	61	- 4	—

	4 346	4 453	4 277	- 1,6	1 820	1 875	3,0

Total own-source revenue	44 381	45 528	45 521	2,6	20 832	21 625	3,8

Federal transfers[2]
Equalization	5 221	4 667	4 798	n. a.	1 850	2 399	n. a.
Health transfers	2 422	3 060	3 114	n. a.	918	1 548	n. a.
Transfers for postsecondary education and other social programs	926	962	993	n. a.	443	491	n. a.
Other programs	660	918	906	n. a.	- 82	341	n. a.

Total federal transfers	9 229	9 607	9 811	n. a.	3 129	4 779	n. a.

Total revenue	53 610	55 135	55 332	n. a.	23 961	26 404	n. a.

1	Because of the elimination of the specific and ad valorem duties on alcoholic beverages in September 2004 and their replacement with a tax at a higher rate, the income associated with the tax on alcoholic beverages is included in the consumption tax category and shown under a separate heading. In 2004-2005, $20 million of duties arising from the sale of alcohol permits is recorded under other duties and permits, while an additional $57 million of the duties and permits category is reclassified under the new heading of alcoholic beverages.

2	Accrual accounting has been implemented for federal transfers on a forward-looking basis. For this reason, it is impossible to compare the growth rate of federal transfers after one half of 2005-2006 with the same period in 2004-2005.

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
TABLE 1.3
GOUVERNEMENT DU QUÉBEC

CONSOLIDATED REVENUE FUND EXPENDITURE (millions of dollars)	(Unaudited results)

	2004-2005	2005-2006					Results as at September 30
						Annual
	Actual	Budget		Revised		change			Change
Departments and agencies	results [1]	Speech		forecasts		%	2004-2005	2005-2006%

Program spending
Assemblée nationale	93	94		94		1,1	44	44	—
Personnes désignées par l’Assemblée nationale	55	56		56		1,8	37	26	- 29,7
Affaires municipales et Régions	1 628	1 776		1 776		9,1	1 070	1 016	- 5,0
Agriculture, Pêcheries et Alimentation	662	653		653		- 1,4	431	455	5,6
Conseil du trésor et Administration gouvernementale	455	808	[2]	908	[2,3]	99,6	186	176	- 5,4
Conseil exécutif	215	251	[2]	251	[2]	16,7	97	99	2,1
Culture et Communications	525	536		536		2,1	334	326	- 2,4
Développement durable, Environnement et Parcs	198	178		178		- 10,1	99	93	- 6,1
Développement économique, Innovation et Exportation	550	576	[2]	576	[2]	4,7	300	299	- 0,3
Éducation, Loisir et Sport	11 770	12 202		12 202		3,7	6 263	6 354	1,5
Emploi et Solidarité sociale	4 068	4 012	[2]	4 012	[2]	- 1,4	2 037	1 950	- 4,3
Famille, Aînés et Condition féminine	1 527	1 634		1 634		7,0	778	831	6,8
Finances (excluding debt service)	112	214	[2]	214	[2]	91,1	45	44	- 2,2
Immigration et Communautés culturelles	121	99		99		- 18,2	54	51	- 5,6
Justice	632	612		612		- 3,2	300	313	4,3
Relations internationales	103	100		100		- 2,9	51	53	3,9
Ressources naturelles et Faune	376	391		391		4,0	216	243	12,5
Revenu	906	603		861		- 5,0	233	239	2,6
Santé et Services sociaux	20 111	20 862		20 862		3,7	10 069	10 423	3,5
Sécurité publique	944	906		906		- 4,0	436	434	- 0,5
Services gouvernementaux	41	54		54		31,7	16	19	18,8
Tourisme	145	139		139		- 4,1	102	120	17,6
Transports	1 670	1 808		1 808		8,3	749	838	11,9
Travail	76	64		64		- 15,8	44	33	- 25,0
Anticipated lapsed appropriations	—	- 150		- 150		—	—	—	—
Appropriations carried over in 2006-2007	—	- 71		- 71		—	—	—	—

Total program spending	46 983	48 407		48 765		3,8	23 991	24 479	2,0

Debt service
Direct debt service	4 067	4 319		4 204		3,4	2 025	1 964	- 3,0
Interest ascribed to retirement plans	2 786	2 676		2 743		- 1,5	1 352	1 393	3,0

Total debt service	6 853	6 995		6 947		1,4	3 377	3 357	- 0,6

Total expenditure	53 836	55 402		55 712		3,5	27 368	27 836	1,7

1	Program spending before the provision for pay equity.

2	These amounts contain provisions enabling transfers of appropriations to other departments during the fiscal year ending March 31, 2006, in particular to fund the costs of pay equity from now to the end of the year.

3	Including an additional expenditure of $100 million reflecting the impact of a new estimate of the value of the actuarial obligations of the retirement plans.

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
TABLE 1.4
GOUVERNEMENT DU QUÉBEC

CONSOLIDATED NON-BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited results)

	2004-2005	2005-2006			Results as at September 30
				Annual
	Actual	Budget	Revised	change			Change
	results	Speech	forecasts		$2004-2005	2005-2006	$

Investments, loans and advances
Consolidated Revenue Fund
Government enterprises	- 863	- 1 343	- 1 167	- 304	- 1 142	- 1 072	70
Individuals, corporations and others	69	- 14	- 14	- 83	- 182	- 259	- 77
Municipalities and municipal bodies	2	2	2	—	—	—	—

	- 792	- 1 355	- 1 179	- 387	- 1 324	- 1 331	- 7
Consolidated organizations	- 187	- 162	- 162	25	165	284	119

Total investments, loans and advances	- 979	- 1 517	- 1 341	- 362	- 1 159	- 1 047	112

Capital expenditures
Consolidated Revenue Fund
Net investments	- 178	- 319	- 319	- 141	- 48	- 47	1
Amortization	217	221	221	4	104	104	—

	39	- 98	- 98	- 137	56	57	1
Consolidated organizations	- 1 122	- 1 144	- 1 144	- 22	- 409	- 542	- 133

Total capital expenditures	- 1 083	- 1 242	- 1 242	- 159	- 353	- 485	- 132
Retirement plans
Employer and employee contributions	5 412	5 508	5 508	96	2 677	2 818	141
Benefits and other payments	- 3 278	- 3 492	- 3 492	- 214	- 1 499	- 1 655	- 156

Total retirement plans	2 134	2 016	2 016	- 118	1 178	1 163	- 15
Other accounts
Consolidated Revenue Fund	56	204	141	85	- 1 249	- 1 862	- 613
Consolidated organizations	118	105	125	7	65	540	475

Total other accounts	174	309	266	92	- 1 184	- 1 322	- 138

Total non-budgetary requirements	246	- 434	- 301	- 547	- 1 518	- 1 691	- 173

Note: A negative entry indicates a financial requirement and a positive entry, a source of financing.

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
TABLE 1.5
GOUVERNEMENT DU QUÉBEC

CONSOLIDATED FINANCING TRANSACTIONS (millions of dollars)	(Unaudited results)

	2004-2005	2005-2006			Results as at September 30
				Annual
	Actual	Budget	Revised	change			Change
	results	Speech	forecasts		$2004-2005	2005-2006	$

Change in cash position
Consolidated Revenue Fund	- 814	2 661	2 661	3 475	4 426	2 581	- 1 845
Consolidated organizations	- 17		- 133	- 116	- 1 184	- 1 190	- 6

Total change in cash position	- 831	2 661	2 528	3 359	3 242	1 391	- 1 851

Change in direct debt
Consolidated Revenue Fund
New borrowings
In Canadian dollar	7 125				3 460	1 998	- 1 462
In US dollar	1 022				1 022	1 267	245
In Euro	2 381				—	—	—
In Australian dollar	—				—	258	258
Change in the debt resulting from
currency swap transactions	- 312				228	- 971	- 1 199

	10 216	3 930	5 430	- 4 786	4 710	2 552	- 2 158

Repayment of borrowings
In Canadian dollar	- 1 994				- 787	- 760	27
In US dollar	- 1 019				- 406	—	406
In Euro	- 1 310				- 1 228	—	1 228
In Yen	- 477				- 95	- 228	- 133
In Swedish crowns	- 89				- 89	—	89
Change in the debt resulting from currency swap transactions	- 915				- 614	52	666
Contributions to the sinking fund for Québec government borrowings	- 7				- 90	- 214	- 124

	- 5 811	- 5 936	- 5 936	- 125	- 3 309	- 1 150	2 159

	4 405	- 2 006	- 506	- 4 911	1 401	1 402	1

Consolidated organizations
New borrowings	2 188	1 565	1 565	- 623	1 436	720	- 716
Repayment of borrowings	- 1 215	- 631	- 631	584	- 190	- 70	120

	973	934	934	- 39	1 246	650	- 596

Total change in direct debt	5 378	- 1 072	428	- 4 950	2 647	2 052	- 595

Retirement plans sinking fund	- 4 129	- 1 155	- 2 655	1 474	- 1 081	- 578	503

Total financing of transactions	418	434	301	- 117	4 808	2 865	- 1 943

Note:	A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
TABLE 1.6
GOUVERNEMENT DU QUÉBEC
NEW BORROWINGS AS AT SEPTEMBER 30, 2005
(millions of dollars)

							Face value	Amount
			Interest				in millions	received in
	Date of	Date of	rate		Price to	Yield to	of monetary	Canadian
	issue	maturity	(%) [1]		investor	investor [2]	units	dollars [3]

Consolidated Revenue Fund
In Canadian dollar							CAN$
Treasury bills	Various	Various	—[4]		Various	Various	—	— [5]

Québec savings products
Savings bonds	Various	Various	Various		100,000	Various	27	27
Transitory investments	Various	Various	Various		100,000	Various	4	4
Investment savings plan	Various	Various	Various		100,000	Various	27	27
Bonds	Various	Various	Various		Various	Various	246	245

							304	303

Bonds
Bonds	2005-06-03	2015-12-01	5,000		104,546	4,453	500	523
Bonds	2005-07-05	2036-12-01	5,750		114,148	4,866	327	373
Bonds	2005-08-25	2015-12-01	5,000		105,542	4,325	414	437
Immigrant Investor Program	Various	Various	Various		Various	Various	310	258
Canada Pension Plan Investment Fund	Various	Various	Various		100,000	Various	4	4

							1 555	1 595

Medium-term notes
On the European market	2005-05-18	2015-05-18	4,650	[6]	99,745	4,629	100	100

							1 959	1 998

In US dollar							US$
Bonds	2005-05-26	2015-05-26	4,600		99,913	4,611	1 000	1 267

In Australian dollar							A$
Medium-term notes	2005-07-15	2015-07-15	5,750		99,438	5,825	284	258

Change in the debt resulting from currency swap transactions								- 971

								2 552

Consolidated organizations								720

Total new borrowings								3 272

1	Interest payable semi-annually except if another frequency is indicated in a note.

2	Based on semi-annual interest payments.

3	Borrowings in foreign currencies are shown in the Canadian equivalent of the amount received, using the exchange rate of the Bank of Canada at noon on the date of issue.

4	“Zero-coupon” type borrowing.

5	Represents the change in the amount outstanding during the year.

6	Interest is payable annually.

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
Appendix 2
Presentation of federal transfers using accrual accounting
The government is making a significant improvement to the accounting practices used to present federal transfer revenues. In so doing, it is responding favourably to a recommendation by the Auditor General of Québec.
Under the accounting practices in effect up to now, federal transfer revenues to Québec were shown on a cash accounting basis. This method consists in recording the revenues in the year in which they are paid by the federal government. By adopting accrual accounting, federal transfer revenues will henceforth be recorded in the year to which they relate, regardless of when the amounts are actually paid to Québec by the federal government.
Under accrual accounting, the smoothing mechanisms for payments obtained in the past no longer have an effect on federal transfer revenues, since the refunds stipulated in the future refer to prior years. Note that over the last four fiscal years, the Québec government obtained from the federal government the implementation of such mechanisms to limit the impact, on the government’s budgetary planning, of significant fluctuations in equalization payments. These payment reductions were spread over a certain number of years.
TABLE 2.1
EQUALIZATION PAYMENT SMOOTHING MECHANISMS OBTAINED FROM THE FEDERAL GOVERNMENT OVER THE LAST FOUR FISCAL YEARS
(millions of dollars)

Context	Smoothing period	Amount

Change in methodology for property taxes in 2002-2003	Five years as of 2003-2004	656

Significant decrease in equalization in 2003-2004	Ten years as of 2006-2007	1219

Significant decrease in equalization in 2004-2005	Ten years as of 2006-2007	1158

Total		3033

The payments arising from the adjustments for prior years also cease to have an impact on revenues shown according to the accrual method. Overall, the move to accrual accounting has a positive impact of $219 million on Québec’s revenue from federal transfers in 2005-2006.

2004-2005 Results and
Presentation of Financial Transactions
as at September 30, 2005
TABLE 2.2
IMPACT ON THE QUÉBEC GOVERNMENT’S REVENUE FROM FEDERAL TRANSFERS OF MOVING TO ACCRUAL ACCOUNTING AS OF 2005-2006
(millions of dollars)

Equalization

- Cancellation of the negative impact relating to the smoothing mechanism concerning changes in methodology for property taxes	131

Transfers for health

- Cancellation of negative adjustments relating to prior years	62

Transfers for post-secondary education and other social programs

- Cancellation of negative adjustments relating to prior years	35

Other programs

- Cancellation of positive adjustments relating to prior years	- 9

Total	219

This expected rise in federal transfer revenue is, however, accompanied by the creation of an account payable that increases the Québec government’s net debt by $3 228 million as at April 1, 2005.
TABLE 2.3
IMPACT ON THE QUÉBEC GOVERNMENT’S NET DEBT AS AT APRIL 1, 2005 OF MOVING TO ACCRUAL ACCOUNTING AS OF 2005-2006
(millions of dollars)

Non-refunded portion of the smoothing mechanism obtained in 2002-2003	394

Non-refunded portion of the smoothing mechanism obtained in 2003-2004	1219

Non-refunded portion of the smoothing mechanism obtained in 2004-2005	1158

Refund of the tax transfer for youth allowances	299

Other adjustments relating to prior years	158

Total (account payable)	3228